TECHNOLOGY TRANSFER AGREEMENT

This Technology Transfer Agreement (the "Agreement") is made effective as of the 3rd day of June 1999 (the "Closing Date") by and between Lumisys Incorporated, a Delaware Corporation ("Lumisys"), with a principal office at 225 Humboldt Court, Sunnyvale, CA 94089, on behalf of the Imagraph Corporation, a wholly owned subsidiary ("Imagraph"), and Foresight Imaging LLC, a Massachusetts limited liability corporation, with a principal office at 220 Mill Road, Chelmsfor resight").

Whereas, Lumisys, through Imagraph, is engaged in the business of manufacturing and marketing a full line of precision frame-grabber printed circuit boards and software for medical imaging, machine vision and scientific applications;

Whereas, Lumisys has agreed to license certain of its assets and technology and to assign certain contractual obligations related to the Lumisys Products (as defined below) to Foresight so that Foresight may carry on this portion of the Imagraph business;

Whereas, Foresight desires to obtain these rights so that it may manufacture the Lumisys Products and distribute the Lumisys Software to end users subject to the terms and conditions set forth below.

Now, Therefore, in consideration of the promises and of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Definitions. As used herein, capitalized terms will have the meanings set forth below.

1.1 "Assumed Liabilities" has the meaning as set forth in Section 5.3 ("Assumed Liabilities").

1.2 "Closing Date" means the date as set forth in the first paragraph of this Agreement.

1.3 "Confidential Information" means any confidential or proprietary information, the Source Code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to Lumisys, its present or future products, sales, suppliers, customers, employees, investors or business, and identified by Lumisys as Information, whether in oral, written, graphic or electronic form. If disclosed in oral form, such information must be identified as confidential at the time of disclosure and reduced to writing marked as confidential and delivered to the receiving party within thirty (30) days following disclosure.

1.4 "Contracts" means all end user license, support and maintenance agreements for the Licensed Products, and other agreements relating to the use, development or license of the License Products and all outstanding quotes, offers to license, open bids and other commitments to license the Licensed Products and all license agreements with third parties for Third Party Software in existence as of the Closing Date, and as more specifically described in Exhibit C ("Contracts")

1.5 "Documentation" means the specifications, schematics, end user and technical manuals and other documentation delivered with the Licensed Products.

1.6 "Existing Licenses" means all current customers for the Licensed Products which are parties to the Contracts as of the Closing Date.

1.7 "Improvements" shall have the meaning as set forth in Section 7.1 ("Ownership").

1.8 "Intellectual Property Rights" means all existing patent (including all applications and registrations with respect thereto), copyright, tradename, trademark, trade secret, know-how, mask work, or any other intellectual property right or proprietary information or technology, whether registered or unregistered, or whether now known or hereafter recognized in any jurisdiction.

1.9 "Licensed Products" means those items described in Exhibit A ("Licensed Products"), including the hardware, the Lumisys Software and all Documentation.

1.10 "Lumisys Software" means the software components developed or licensed by Lumisys and embedded in the Licensed Products in Source Code and Object Code, and any Improvements thereto.

1.11 "Net Revenues" means the unit price for each unit of the Lumisys Products shipped, less credits allowed for defective or returned goods.

1.12 "Object Code" means the machine executable embodiment of the Licensed Software.

1.13 "Software License Agreement" means the agreement provided by Lumisys to be executed by an end user that grants an end user the right to use the Licensed Product in substantially the same form as attached in Exhibit D ("Software License Agreement").

1.14 "Source Code" means the human-readable embodiment of the Licensed Software.

1.15 "Supply Agreement" shall have the meaning as set forth in Section 5.3.1 ("Contractual Obligations Regarding Existing Licensees").

1.16 "Third Party Software" means software licensed by Lumisys from third parties which is used for the development of the Licensed Products or bundled with the Licensed Products as normally marketed by Lumisys and which is necessary for the proper functioning of the Licensed Products.

1.17 "Trademarks" means the trademarks, tradenames, logos and other product identifiers listed in Exhibit B ("Marks).

2. Delivery and Acceptance. Within thirty (30) days of the Closing Date, Lumisys will deliver to Foresight at 220 Mill Road, Chelmsford, Ma 01824 one (1) copy of the Documentation and Lumisys Software in a format as mutually agreed. The Documentation and Lumisys Software shall be deemed accepted upon delivery.

3. License Grant; and other transfers.

3.1 Technology License. Subject to the terms and conditions of this Agreement, as of the Closing Date, Lumisys hereby grants Foresight an exclusive (including with regard to Lumisys except for support purposes), non-transferable, world-wide, royalty-bearing license under Lumisys Intellectual Property Rights to make, use, modify, develop, import into the United States, offer to sell and sell the Licensed Products.

3.2 Source Code License. Subject to the terms and conditions of this Agreement, as of the Closing Date, Lumisys grants Foresight an exclusive (including with regards to Lumisys except for support purposes), non-transferable, non-sublicenseable, world-wide, royalty-free license under Lumisys Intellectual Property Rights to copy and modify the Lumisys Software in Source Code form. The distribution of all modified Lumisys Software shall be distributed pursuant to Code shall be retained at Foresights facilities and stored in a password protected computer with restricted access. Source Code shall only be disclosed to employees or independent contractors (and to certain customers) of Foresight who have a need to know, have been given notice that the Source Code contains the valuable trade secrets of Lumisys, and have executed a non-disclosure agreement with Foresight that contains restrictions regarding the use and disclosure of the Source Code at least as restrictiv losure of the Source Code of the Lumisys Software to third parties will require the execution of an appropriate nondisclosure agreement (or a confidentiality provision regarding such Source Code in an appropriate customer agreement) no less protective of Lumisys Intellectual Property Rights than this Agreement by such third party. The Source Code and any notes made by Foresight pertaining to the Source Code shall be treated as Lumisys Confidential Information pursuant to the terms of this Agreement, regard rovision in this Agreement to the contrary, Foresight shall maintain the confidentiality of the Source Code with no less than the same care afforded its most valuable trade secrets and use at least reasonable commercial efforts in doing so.

3.3 Object Code License. Subject to the terms and conditions of this Agreement, as of the Closing Date, Lumisys grants Foresight an exclusive (including with regards to Lumisys except for support purposes), non-transferable, world-wide, royalty-bearing license to use, copy, reproduce and distribute the Lumisys Software in Object Code form or any derivative thereof solely as incorporated in the Licensed Products through all normal distribution channels. The distribu istributors shall include a license agreement for the use of the Lumisys Software in substantially the same form as attached hereto in Exhibit D ("Software License Agreement").

3.4 Trademark License. Subject to the terms and conditions of this Agreement, Lumisys hereby grants Foresight a exclusive, non-transferable, world-wide license to use the Lumisys trademarks, trade names and logos set forth in Exhibit B ("Marks") (the "Marks"), solely in connection with its marketing of the Licensed Products. Except for the right to use Marks as set forth in this Subsection 3.6 ("Trademark License"), nothing contained in this Agreement shall interest in or to any trademarks, trade names or logos of Lumisys or any third party supplier to Lumisys. Foresight shall not challenge Lumisys ownership of the Marks. Foresight shall comply with any usage guidelines which may be provided to Foresight by Lumisys. Foresight will maintain a high quality standard in duplicating and marketing the Lumisys Software. Upon request by Lumisys, Foresight shall, prior to any use, provide Lumisys with samples of all materials that use the Marks, including samples of for Lumisys quality control purposes. If, in Lumisys sole discretion, Foresights use of the Marks does not meet Lumisys then-current trademark usage policy Lumisys may, at its option (i) terminate, in whole or part, Foresights license to use the Marks; or (ii) require Foresight to revise such material and re-submit it under this Subsection 3.6 ("Trademark License") prior to shipment, display, or release.

4. Covenant Not to Sue. Foresight agrees that it shall not make a claim for infringement against Lumisys or Lumisys customers based on any Improvements Foresight may make to the Licensed Products, Lumisys Software or Documentation.

5. Assignment of Contracts and Assumption of Liabilities.

5.1 Contract Assignment. Lumisys hereby assigns to Foresight all of the Contracts listed in Exhibit C ("Contracts") and all rights and obligations therein, including without limitation, any right to receive payments for products licensed and services rendered, to receive goods and services and assert claims and to take other actions with respect to breaches and defaults thereunder and the obligations in Section 5.3 ("Assumed Liabilities"); provided, however, that this tempted assignment of a Contract without the consent of the other party or parties thereto which would constitute a breach of the Contract. Lumisys will use reasonable efforts, and Foresight will cooperate with Lumisys, to obtain any consents required for the assignment of any Contracts to Foresight or to novate the Contract to make Foresight a party directly. If any such consent or novation is not obtained or if an attempted assignment would be ineffective or impair Foresight or Lumisys rights under the a insure that the benefits of the Contract will inure to Foresight and that Foresight performs and discharges all of Lumisys obligations under the Contract as a subcontractor or otherwise (or in the case of Contracts for Third Party Software, remits to Lumisys any license, maintenance, support or other fees payable with respect to the Contract). If any consents are obtained after the Closing Date, the assignment of the applicable Contract will then be effected in accordance with the terms of this Agreement.<

5.2 Additional Grants to Foresight.

5.2.1 Accounts Receivable. As of the Closing Date, all new accounts receivable and accounts payable related to the Licensed Products will be owned and managed by Foresight. Lumisys will own and manage all accounts receivable and accounts payable prior to Closing Date. If there is a delay in the assignment of a certain Contract, the accounts receivable associated with that Contract shall remain with Lumisys until the assignment is complete.

5.2.2 Use of Furniture and Equipment. Within no later than three (3) months following the Closing Date, Foresight agrees to provide Lumisys a list of the furniture, equipment and office supplies it wishes to purchase and the desired price for each item ("Property"). Lumisys shall have the right to accept or reject such offer or any portion thereof in its sole discretion. Until that time, Foresight shall have the right to use the Property to conduct its business related to Products at no cost. The parties will mutually agree in the disposition of any Property, equipment and supplies that Foresight does not purchase.

5.2.3 Rent of Facilities. Foresight agrees to pay to Lumisys the sum of FIVE THOUSAND FOUR HUNDRED SIXTEEN DOLLARS AND SIXTY-SIX CENTS ($5,416.66) as rent (on a month-to-month basis) for each month or portion thereof as a tenant at will at the space known as 220 Mill Road, Chelmsford, Massachusetts 01824 ("Facilities"). Lumisys shall have the right to enter such location at any time upon reasonable notice and may terminate the rights under this Subsection 5.2.3 ("Rent ") upon thirty (30) days written notice to Foresight. Foresight will take all necessary precautions to prevent injury to any persons (including employees of Lumisys) or damage to the Property or the Facilities, and Foresight shall be responsible for any injury to any person or damage to the Property (including Lumisys property) or the Facilities arising out of the use of the Property or the Facilities whether or not such claim is based upon its condition or on the alleged negligence of Lumisys in permi . Foresight agrees to indemnify and hold Lumisys harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including without limitation, reasonable attorneys fees) arising from the use of the Property or the Facilities.

5.2.4 Inventory. On the Closing Date, Lumisys shall instruct Imagraph to deliver to Foresight, at Foresights expense, all Inventory (defined below) for use, sale or distribution by Foresight. "Inventory" shall mean all piece parts, work-in-progress and finished goods characterized as inventory by Imagraph as of the Closing Date. Foresight may sell or dispose of the Inventory upon prior written consent of Lumisys. Upon use, sale or disposition of the Inventory (or any portion th mitted by Lumisys, Foresight shall pay Lumisys within sixty (60) days, (a) one hundred percent (100%) of the lower of book price or last price paid for the use of such Inventory, or (b) one-half (1/2) of any monies received from sale or disposition of the Inventory. Lumisys has the right to file any UCC lien documents regarding the Inventory at is sole discretion. Lumisys, through Imagraph, shall have the right to request the return of the unusable and unsold Inventory, freight pre-paid, by Imagraph. Upon r ice by Lumisys that certain tooling and fixtures are available for sale, Foresight shall have ten (10) days from receipt of such notice to purchase such items.

5.2.5 Website. For twelve (12) months following the Closing Date, Lumisys agrees to keep the jump page located at imagraph.com publically accessible that Foresight may use to direct users to its new website or some other URL at Foresight s choosing ("Jump Page"). Lumisys owns all right, title and interest to the domain name known as imagraph.com ("Domain Name") and Foresight shall not register in any jurisdiction any adename or domain name related to Domain Name. Foresight shall have control over the Jump Page and Lumisys shall permit Foresight to electronically transmit or upload any content to the Jump Page; provided that Foresight shall not distribute any content on the Jump Page that (a) infringes on the Intellectual Property Rights of any third party or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation; (c) is defamatory, trade libelous, unlawfully threatening or unlawfully hara obscene, child pornographic or harmful to minors, or (e) contains any viruses, trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. Lumisys shall have the right to terminate the Jump Page or remove any content from the Jump Page that violates any of the provisions this subsection or in any way creates any liability for Lumisys or its th pliers.

5.3 Assumed Liabilities. Foresight hereby assumes the following liabilities (the "Assumed Liabilities").

5.3.1 Contractual Obligations Regarding Existing Licensees. All past, present and future supply obligations, warranty obligations, and support and maintenance obligations of Lumisys arising under or related to the Contracts related to the Existing Licensees assigned to Foresight pursuant to Section 5.1 ("Contract Assignment"). Without limiting the foregoing, pursuant to the Supply Agreement between Imagraph and the Kodak Corporation executed by such parties and dated July 3, pply Agreement"), Foresight shall be obligated to fully perform all obligations required of Imagraph as set forth in the Supply Agreement.

5.3.2 Accounts Payable. Notwithstanding anything to the contrary, on the Closing Date, Foresight shall assume the accounts payable set forth in Exhibit E ("Accounts Payable") and perform all obligations set forth regarding such accounts payable as required by Interface Electronic Corporation.

5.3.3 Performance of Assumed Liabilities. Foresight will diligently perform all Assumed Liabilities. Foresight will cooperate with Lumisys to contact all Existing Licensees and inform them of Foresight s rights to manufacture, distribute and support the Licensed Products, to provide appropriate assurances that Foresight will perform under the applicable Contracts and promptly accomplish the transition of Lumisys account management and technical support and maintenance ac rding Licensed Products to Foresight.

5.3.4 Indemnification. Foresight will indemnify and defend, and hold Lumisys (including Imagraph) harmless from and against any and all actions, suits, claims, losses, liabilities, damages, expenses and costs (including without limitation reasonable attorneys fees) arising from (a) the Assumed Liabilities ("Claim"), (b) any breach by Foresight of its obligations, duties or responsibilities under this Agreement, (c) any actions or omissions on the part of Foresight (or it tors) in manufacturing, marketing or distributing the Licensed Products, (d) any representations, warranties, guarantees, or other written or oral statements made by or on behalf of Foresight relating to the Licensed Products, (e) any claims against Lumisys (or Imagraph) made by Existing Licensees or future customers who receive the Licensed Products from Foresight (or its subdistributors) or any breach by an Existing Licensee or customer who received the Licensed Products from Foresight or its subdistribut t will notify Lumisys immediately in writing upon receipt of any Claim as defined herein or upon reasonable believe of the existence of an actual or potential Claim. In the event that Lumisys (including Imagraph) learns of any Claim independently, Lumisys will notify Foresight of all such Claims. Lumisys will give Foresight control of defense and settlement of such Claim (provided that Lumisys may appoint its own counsel to represent Lumisys (and/or Imagraph) and Foresight may not enter into any order or se does not completely exonerate Lumisys (and Imagraph) of all liability without Lumisys prior written consent), and Lumisys will provide reasonable assistance (at Foresights expense) in the defense of such Claim.

5.3.5 Third Party Software. All past, present and future obligations to pay license fees and royalties, if any, for Third Party Software, shall be assumed by Foresight as of the Closing Date.

6. Payment.

6.1 Consideration. In consideration of the rights granted herein, Foresight agrees to pay to Lumisys the following amounts:

(a) two hundred AND Fifty Thousand dollars ($250,000) on the Closing Date;

(b) Payment of FIFTY-THOUSAND DOLLARS ($50,000) to Interface Electronic Corporation for accounts payable pursuant to Section 5.3.2 ("Accounts Payable");

(c) Fifteen percent (15%) of Net Revenues from the distribution of 400 HIDEF ACCURA BOARDS pursuant to the Supply Agreement; and

(d) Seven hundred thousand dollars ($700,000) or seven percent (7%) of Net Revenues from the distribution of Licensed Products (except the 400 HIDEF ACCURA BOARDS pursuant to Section 6.1 (c)) for the first twelve (12) months from the Closing Date; six percent (6%) of Net Revenues for the distribution of all other Licensed Products (except the 400 HIDEF ACCURA BOARDS pursuant to Section 6.1 (c)) for the second twelve (12) months from the Closing Date; and five percent evenues for the distribution of all other Licensed Products (except the 400 HIDEF ACCURA BOARDS pursuant to Section 6.1 (c)) for the third (12) twelve months from the Closing Date, whichever comes last. (By way of example, if Foresight pays Lumisys a cumulative amount equal to $700,000 by the end of year 1, Foresight shall be obligated to pay to Lumisys six percent (6%) of Net Revenues for the distribution of all other Licensed Products during year 2 and five percent (5%) of Net Revenues for t on of all other Licensed Products during year 3; if Foresight pays Lumisys a cumulative amount to $700,000 by the end of year 2, Foresight shall be obligated to pay Lumisys five percent (5%) of Net Revenues for the distribution of all other Licensed Products during year 3). In the event Foresight has not paid seven hundred thousand dollars ($700,000) to Lumisys by the end of the third twelve (12) month period following the Closing Date, (i) the licenses granted to Foresight in Sections 3.1 ("Technology L ("Source Code License") and 3.3 ("Object Code License") shall become non-exclusive and remain revocable and (ii) Foresight shall pay to Lumisys five percent (5%) of Net Revenues for the distribution of all other Licensed Products (except the 400 HIDEF ACCURA BOARDS pursuant to Section 6.1 (c)) until the cumulative monies paid to Lumisys (pursuant to this Section 6.1) equal ONE MILLION DOLLARS ($1,000,000).

6.2 Assignment. Notwithstanding the foregoing, after the end of the third twelve (12) month period following the Closing Date, (and provided the Agreement has not been previously terminated pursuant to Section 8.2 ("Breach") ) Lumisys agrees to assign to Foresight the Lumisys Intellectual Property Rights (including all Improvements developed by Foresight) to manufacture the Licensed Products, the copyrights in the Lumisys Software and the Marks if (i) the cumulative by Foresight to Lumisys pursuant to Section 6.1 ("Consideration") equals at least ONE MILLION DOLLARS ($1,000,000), and (b) Foresight has not materially breached the Supply Agreement (and provided the Supply Agreement has not been previously and properly terminated such that all obligations required by Imagraph are fully performed or terminated) up to and including the last day of the third twelve (12) month period following the Closing Date. In addition, Foresi ghts obligations pursuan ons 1.13 ("Software License Agreement"), 7.2 ("Delivery of Improvements") and 7.4 ("Proprietary Rights Notice") shall terminate. Pursuant to the terms of this section, the parties shall enter into, execute, deliver such assignment agreement, documents and instruments as any of them may reasonably request for the purpose of carrying out and effectuating the assignment contemplated herein.

6.3 Payment Terms. All monies earned in accordance with the terms of this Agreement shall be paid in U.S. dollars by Foresight to Lumisys within thirty (30) days after the end of each calendar quarter.

6.4 Records; Audit. Foresight and resellers shall maintain complete, clear, accurate records of the number of units of Licensed Products distributed or otherwise transferred, returns and credits therefor, payments received and Inventory sufficient to calculate any monies due Lumisys. Lumisys shall have the right to have an inspection and audit of all the relevant accounting and sales books and records of Foresight conducted by an auditor reasonably acceptable to both parties. An shall be upon reasonable written notice and shall be conducted during normal business hours no more than twice per year. If any such audit should disclose any underreporting of payments due, Foresight shall promptly pay Lumisys such amounts, including applicable interest. If the underreporting exceeds ten percent (10%) of the amount due for any applicable calendar quarter, Foresight shall bear the cost of such audit.

6.5 Taxes. In addition to any other payments due under this Agreement, Foresight agrees to pay, and to indemnify and hold Lumisys harmless from, any sales, use, excise, import or export, value added or similar tax or duty not based on Lumisys net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all governmental permit fees, license fees and customs and similar fees levied upon Lumisys pursuant to this A >

7. Proprietary Rights.

7.1 Ownership. Foresight acknowledges and agrees that all licenses granted to it under this Agreement are for materials proprietary to Lumisys and except as expressly provided for in this Agreement, Lumisys retains and reserves all Intellectual Property Rights in and to the Licensed Products and any improvements thereto or derivative works thereof (the "Improvements"), and that Foresight has no rights in or to the Licensed Products or the I ther than the license rights specifically granted herein. The parties agree, however, that software or hardware that is developed by Foresight for new products and which is incorporated into Licensed Products and other products distributed by Foresight shall not be considered Improvements unless they are based directly upon, incorporate, or are directly derived from the Documentation or Lumisys Software. Foresight shall assign any rights it may obtain in or to such Improvements and any patents it obtains fo ements to Lumisys when such Improvements are first fixed in a tangible medium or reduced to practice, as applicable. Notwithstanding, after Lumisys has executed the assignment pursuant to Section 6.2 ("Assignment"), Lumisys relinquishes all right, title and interest to the Licensed Products, Lumisys Software and the Marks and the Intellectual Property Rights associated therein.

7.2 Delivery of Improvements. Licensee agrees to inform Lumisys promptly of any Improvements of the Licensed Products and to deliver all Improvements to Lumisys in a format acceptable to Lumisys within the time specified by Lumisys.

7.3 Injunctive Relief. Foresight agrees that any breach of the obligations contained in this Section 7 ("Proprietary Rights") will cause irreparable harm for which monetary damages will not be an adequate remedy, and that Lumisys shall be entitled to injunctive relief, in addition to any other remedies available to it, to prevent any such breach by Foresight.

7.4 Proprietary Rights Notice. Foresight agrees to reproduce and include any copyright or other proprietary rights notices as Lumisys specifies in all copies of the Licensed Products. Lumisys agrees that on all Licensed Products shipped after the Closing Date, Foresight need not include an Imagraph proprietary rights notice on such Licensed Products.

8. Term; Termination.

8.1 Term. This Agreement will commence as of the Closing Date and will continue unless earlier terminated as provided below.

8.2 Breach. Subject to the terms and conditions set forth below, either party may terminate this Agreement upon the material breach of any material provision of this Agreement by the other party, if such party fails to cure such breach within thirty (30) days advanced written notice; provided that Lumisys may terminate this Agreement immediately if Foresight breaches its obligations pursuant to Section 3 ("License Grant; and Other Transfers"), Section 6.1 ("Consideration") and fails to cure such breach within ten (10) days after written notice thereof.

8.2.1 Termination Prior to Payment. If, prior to the payment of all monies due to Lumisys pursuant to Section 6.1 ("Consideration"), Lumisys terminates the Agreement due to any failure by Foresight to pay any monies due Lumisys or for any other reason, and Foresight has not cured such breach within the applicable cure period set forth above, the licenses granted in Sections 3 ("License Grants; and Other Transfers") shall terminate immediately, Foresight shall retur ls delivered by Lumisys pursuant to this Agreement and Foresight shall return all Confidential Information to Lumisys; provided that Foresight shall not be required to purge all archives and backup copies kept in the normal course of business.

8.2.2 Termination Prior to Assignment. Notwithstanding the foregoing, if, after Foresight has paid to Lumisys a cumulative amount of ONE MILLION DOLLARS ($1,000,000) pursuant to Section 6.1 ("Consideration"), but prior to the end of the third twelve (12) month period following the Closing Date, and Foresight has breached any material obligation of the Supply Agreement pursuant to Section 5.3.1 ("Contractual Obligations Regarding Existing Licensees"), the licenses g esight in Sections 3.1 ("Technology License"), 3.2 ("Source Code License"), and 3.3 ("Object Code License") shall become non-exclusive (and remain royalty-bearing at five percent (5%)of Net Revenues for the distribution of all Licensed Products). Lumisys may terminate any unperformed portions of Sections 5.1 ("Assignment of Contracts and Assumption of Liabilities") and Section 5.2 ("Additional Grants to Foresight") of the Agreement and may seek to recover all damage ght necessary to exonerate Lumisys (and Imagraph) from liability under the Supply Agreement or otherwise.

8.2.3 Termination After Assignment. If, after Lumisys has assigned the rights to Foresight pursuant to Section 6.2 ("Assignment"), in the event Foresight has breached any material obligation of the Supply Agreement pursuant to Section 5.3.1 ("Contractual Obligations Regarding Existing Licensees"), Lumisys may terminate the Agreement.

8.3 Survival. Upon termination of the Agreement, all end user licenses will survive in accordance with their terms. Notwithstanding anything to the contrary, the following provisions shall survive termination: Sections 5.3 ("Assumed Liabilities"), 6.2 ("Assignment"), 6.5 ("Payment Terms"), 7.1 ("Ownership"), 8.3 ("Survival"), 9 ("Confidential Information"), 10 ("Disclaimer of Warranties"), 11 ("Infringement Indemnification by Foresight"), 12 ("Limi bility") and 13 ("General"). All other provisions shall terminate unless expressly stated to survive.

9. Confidential Information.

9.1 Confidentiality. Foresight will maintain in confidence all Confidential Information disclosed to it by Lumisys. Foresight shall not use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, Foresight will obtain prior agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for a her than those permitted by this Agreement. Foresight will use at least the same standard of care as it uses to protect its own most confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of the Confidential Information. Foresight will promptly notify Lumisys upon discovery of any unauthorized use or disclosure of the Confidential Information.

9.2 Exceptions. The obligations of confidentiality contained in Subsection 9.1 ("Confidentiality") will not apply to the extent that it can be established by Foresight evidenced by competent proof that such Confidential Information: (a) was already known to Foresight, other than under an obligation of confidentiality, prior to disclosure by Lumisys; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to Fores became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Foresight or its agents in breach of this Agreement. Notwithstanding the foregoing, upon the Assignment pursuant to Section 6.2 ("Assignment"), the Lumisys Confidential Information related to the Licensed Products (including the Source Code) shall be deemed Foresight Confidential Information.

9.3 Equitable and Injunctive Relief. Foresight expressly acknowledges and agrees that any breach or threatened breach of this Section 9 ("Confidential Information") will cause immediate and irreparable harm to Lumisys which may not be adequately compensated by damages. Foresight therefore expressly agrees that in the event of such breach or threatened breach and in addition to any and all remedies available at law, Lumisys will have the right to secure equitable and lief in connection with such a breach or threatened breach.

10. Disclaimer of Warranties.

10.1 No Warranty. THE LICENSED PRODUCTS, DOCUMENTATION, THE LUMISYS SOFTWARE, INVENTORY AND CONTRACTS ARE PROVIDED "AS IS" AND WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY. WITHOUT LIMITING THE FOREGOING, LUMISYS DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE LICENSED PRODUCTS, DOCUMENTATION OR LUMISYS SOFTWARE, WILL MEET THE REQUIREMENTS OF ANY END USER, RESELLER OR OF FORESIGHT OR THAT THE OPERATIONS OF THE LICENSED PRODUCTS OR LUMISYS SOFTWARE WILL BE UN R ERROR FREE. WITHOUT LIMITING THE FOREGOING, LUMISYS DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

10.2 No Expansion of Warranty. No oral or written information or advice given by Lumisys, its agents or employees shall create a warranty or in any way increase the scope of this warranty. Foresight shall not make, or authorize any other person or entity to make, any representation or warranty whatsoever with regard to the Lumisys Products, including, without limitation, to any end users and resellers.

11. Infringement Indemnification by Foresight. Foresight shall indemnify, defend and hold Lumisys harmless from and against any liabilities, claims, lawsuits, proceedings, losses, damages, costs, expenses damages, settlements or judgments, including without limitation Lumisys reasonable attorneys fees and costs incurred in defending against such a claim, to the extent that it is based on a claim that the manufacture, use or sale of the Licensed Products (including any Improvem es on any Intellectual Property Rights of any third party; provided that Lumisys gives Foresight prompt written notice of any such claim, tenders to Foresight the defense of settlement of any such claim at Foresights sole expense (provided that Foresight shall not settle or compromise any such claim in a manner that does not unconditionally release Lumisys or completely exonerate Lumisys from any and all liability without Lumisys prior written consent) and cooperates with Foresight, at Foresights expens ng and settling such claim. Lumisys shall have the right to appoint its own counsel to represent its interest.

12. Limitation Of Liability. LUMISYS SHALL NOT BE LIABLE TO FORESIGHT FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS, LOSS OF DATA, LOSS OF PROFITS OR THE LIKE) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF LUMISYS OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT THAT ANY LIABILITY LUMISYS FOR ANY REASON WHATSOEVER, THE AGGREGATE AMOUNTS PAYABLE BY LUMISYS BY REASON THEREOF SHALL NOT EXCEED THREE HUNDRED THOUSAND DOLLARS ($300,000). Foresight acknowledges that the foregoing limitations are an essential element of the Agreement between the parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

13. General.

13.1 Force Majeure. If the performance of this Agreement or any obligation under it (except payment of monies due) is prevented, restricted or interfered with by reason of acts of God, acts of government, strikes or labor disputes, failures of transportation, fire or flood or other casualty, and failures of subcontractors or suppliers arising from like causes, or from any other causes not arising within the control of either party, the party so affected shall be excused from such p he affected party is excused, however, only for so long as and to the extent that such a force prevents, restricts or interferes with the partys performance.

13.2 Notice. Any notice under this Agreement must be written, in English, and sent to the address of such party specified in this Agreement (or to such other address as either party may specify by notice given to the other party). Any notice will be deemed to have been effectively given (i) upon the lapse of ten (10) days following mailing by registered mail, (ii) upon the lapse of three (3) days after dispatch by courier, or (iii) upon receipt by personal delivery, which may be legram, facsimile transmission or telex (return receipt requested or confirmed).

13.3 Headings. The paragraph headings are included as a matter of convenience and shall not be considered a part of this Agreement.

13.4 Governing Law. This Agreement and its terms and conditions are governed exclusively by and construed according to the laws of the State of California and the United States of America, excluding its choice of law provisions and excluding the United Nations Convention on Contracts for the International Sale of Goods. Both parties agree to submit to the non-exclusive jurisdiction and venue of and agree that any cause of action arising under this Agreement shall be brought in a ta Clara County, California.

13.5 Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising under this agreement informally according to the following procedure. Upon written request either party identifying a dispute to be resolved, each party will designate a management representative with the responsibility and authority to resolve the dispute. The designated management representatives shall meet within fifteen (15) days after the request is received from the requesting p pt to resolve such dispute, or within a time as mutually agreed by the parties. Nothing in this section 13.5 shall restrict the right of either party to apply to a court of competent jurisdiction for injunctive relief or damages at any time and in no way limit Lumisys rights pursuant to Section 7.3 ("Injunctive Relief"); provided that if a party elects to file a lawsuit, such party shall provide written notice as required in this Section 13.5 to the other party at the same time the lawsuit is filed

13.6 Export Control. Foresight acknowledges that the law and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including Lumisys Software. Foresight agrees that it will not export or re-export Lumisys Software, or any portion of Lumisys Software in any form without the appropriate United States and foreign licenses and shall indemnify and hold Lumisys harmless for any breach of this section. This section e termination of the Agreement.

13.7 Authority. The parties each represent and warrant that there are no existing impediments to their compliance with each and every term and condition of this Agreement and that it has all right, power and authority to enter into this Agreement.

13.8 Assignment. Foresight may not assign, in whole or in part, this Agreement or its rights and obligations under it without the prior written consent of Lumisys. Any attempted assignment by Foresight in violation of the foregoing shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Any Change of Control, as defined below, of Foresight shall be co ssignment for purposes of this provision. A Change of Control means any transaction or series of transactions in which a party merges with another entity or in which more than fifty percent (50%) of the voting stock or other voting securities or interests of a party are acquired by another entity (alone or in combination with its Affiliates), provided that an underwritten public offering of common stock shall not be a Change of Control.

13.9 Bankruptcy. Subject to the terms and conditions of this Agreement, Lumisys and Foresight acknowledge that this Agreement and all rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, licenses of rights to "intellectual property" as defined under Section 101 of Title 11, United States Code (the "Bankruptcy Code"). Lumisys acknowledges that if Lumisys as a debtor in possession, or a trustee in bankruptcy in a case unde tcy Code, rejects the licenses granted to Foresight in this Agreement, Foresight may elect to retain its rights under the licenses granted herein as provided in Section 365(n) of the Bankruptcy Code.

13.10 Relationship of Parties. The Parties are independent contractors, not employees, agents, or legal representatives of each other. Lumisys and Foresight shall each be responsible for appointing and compensating their own employees, agents and representatives. Foresight will indemnify Lumisys for any liabilities arising out of any unauthorized actions or omissions of its employees, agents or representatives.

13.11 No Waiver. Failure to enforce any rights under this Agreement, irrespective of the duration of such failure, shall not constitute a waiver of those or any other rights.

13.12 Severability. If a court judges any provision of this Agreement to be void or unenforceable, such a judgment shall in no way affect any other provisions of this Agreement, or the validity or enforceability of this Agreement. Any invalid provision shall be deemed to be replaced by a lawful provision most nearly embodying the original intention of the parties.

13.13 Rights and Remedies Cumulative. All rights and remedies provided herein are cumulative and in addition to all other rights and remedies available at law or equity.

13.14 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature and facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures. If any party delivers a copy of this ntaining a facsimile signature, such party shall promptly forward an originally executed copy to the other party; however, the failure by any party to so deliver an originally executed copy shall not affect in any way the binding nature of such party s facsimile signature.

13.15 Entire Agreement; Amendments. This Agreement, including the attached Exhibits, constitutes the final, complete and exclusive agreement of the parties with regard to this subject matter and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. Except for those changes or amendments that may be made by Lumisys from time to time pursuant to this Agreement and the attached Exhibits, any changes or additions to t or the Exhibits must be in writing and executed by the parties.

In Witness Whereof, the parties hereto, by their authorized representatives, have affixed their signatures as of the date first set forth above.

Lumisys Incorporated Foresight

By: /s/Dean MacIntosh By: /s/ Mark Mariotti

Name: Dean MacIntosh Name: Mark Mariotti

Title: CFO Title: Partner

Exhibit A

Licensed Products

HI*DEF

HI*DEF II

HI*DEF OA

HI*DEF IIHS

HI*DEF VME

HI*DEF 3 EISA

HI*DEF PLUS

HI*DEF ACCURA

HI*DEF video splitter

Digital Port Adapter

HIDEF 3 Software Development Kit

HI*DEF Software Development Kit

HI*DEF Image-Pro Driver

HI*DEF Twain Driver

HI*DEF PICTURE TOOL FOR HLIMAGE

IDEA Software Development Kit (Including Auto-Sync)

I-Series Image-Pro Driver

I-25

I-50

I-SERIES PICTURE TOOL FOR HLIMAGE

ITX1210

ITX Daughter Board

ITX Software Development Kit

IVX1210

IVX Daughter Board

IVX Software Development Kit

Imascan Chroma-p

Imascan Precision

Imascan Spectrum

Imascan Prism

Imascan Mono-PLC

Imaging 32 Bit Board

Imascan Software Development Kit

Imascan Image-Pro Driver

Imascan Optimas Driver

Imascan Twain Driver

Imascan Picture Tool Driver for HLIMAGE

IMAFILE Software Library

ICE Clarity

ICE Clarity Software Development Kit

All cables and documentation related to the products above

Exhibit b

Marks

I-Series

I_25

I-50

IDEA

HI*DEF

HI*DEF Plus for DOS

HI*DEF Plus for Windows

HI*DEF Plus LF

HI*DEF Accura

HI*DEF Video Splitter

HI*DEF Auto-SYNC

Auto-SYNC

Auto-TEMP

Imafile

Imascan

Imascan Spectrum

Imascan Prism

Imascan Precision

Imascan Mono P/LC

Imascan Chroma-P

Imacapt

IMAFILE and ICE Clarity

Exhibit C

Contracts

1) Kodak Supply Agreement, dated July 3, 1997

2) Sterling Agreement, draft

3) Southern Micro Instruments Distribution Agreement, dated March 31, 1999

4) Daitron, Inc. Distribution Agreement, dated January 25, 1999

5) Phase One Technology Distribution Agreement, dated December 17, 1998

6) All Sales Orders entered into by Imagraph and related to the Licensed Products for the twelve (12) months preceding the Closing Date (including all product warranty commitments and obligations set forth therein)

7) Tseng Labs Driver License, dated May 14, 1994

8) Third party Software Licenses (including software and hardware development tool licenses) for the Following:

a) Microsoft Visual C

b) Microsoft Visual Basic

c) Microsoft Visual Test

d) Microsoft Developers Network

e) Vireo Driverworks

f) Vireo VtoolsD

g) Installshield by Stirling Technologies

h) Viewlogic Workview

i) Altera Max Plus Two

j) Actel Designer

Exhibit D

Software License Agreement

Single User Products

This IMAGRAPH software (the "Software") is copyrighted by IMAGRAPH Corporation. All rights are reserved. The purchaser is granted a license to use the software only, subject to the following restrictions and limitations.

1. The license is to the original purchaser only, and is not transferable without written permission of IMAGRAPH.

2. The original purchaser may use the Software on a single computer owned or leased by the original purchaser. You may not use the Software on more than a single machine, even if you own or lease more than one machine, without written consent of IMAGRAPH.

3. The original purchaser may make back-up copies of the Software for his or her own use only, subject to the use limitations of this license.

4. Holders of a single computer IMAGRAPH development library or SDK software license, may freely distribute without royalty payments or prior consent by IMAGRAPH, only the resultant object and/or executable code created from the use of this development Software.

5. The original purchaser may not engage in, nor permit third parties to engage in, any of the following:

A. Providing or disclosing the Software to third parties.

B. Providing use of the Software in a computer service business, network, time-sharing, multiple CPU or multi-user arrangement to users who are not individually licensed by IMAGRAPH.

C. Making alterations or copies of any kind in the Software (except as specifically permitted above).

D. Attempting to un-assemble, de-compile or reverse engineer the Software in any way.

E. Granting sublicenses, leases, or any other rights in the Software to others.

F. Making copies, or verbal or media translations, of the users guide.

G. Making telecommunication data transmissions of the Software.

IMAGRAPH (or Foresight) reserves the right to terminate this license if there is a violation of its term or default by the Original Purchaser. Upon termination, for any reason, all copies of the Software must be immediately returned to IMAGRAPH (or Foresight), and the Original Purchaser shall be liable to IMAGRAPH (or Foresight) for any and all damages suffered as a result of the violation or default.

Limited Warranty

Foresight warrants to you that, for a period of ninety (90) days normal use from your date of purchase, that:

1. The diskette on which the software is furnished and the documentation are not defective;

2. The software is properly recorded upon the diskette enclosed;

3. The documentation is substantially complete and contains all the information Foresight deems necessary to use the Software;

4. The Software functions substantially as described in the documentation.

IMAGRAPHs (and Foresights) entire liability and your exclusive remedy shall be the replacement of any diskette or documentation not meeting these warranties, which is returned to IMAGRAPH or Foresight, together with a copy of your paid receipt. The above is the only warranty of any kind, either express or implied, including, but not limited to the implied warranties of merchantability and fitness for a particular use that is made by IMAGRAPH or Foresight on this Licensed Software. In no or to any third party for consequential, special, indirect or incidental damages which you may incur as a result of using the licensed software, including, but not limited to, loss of data, or information of any kind which you may experience.

Customer Service and Support

To be eligible for customer service and support, you must sign and return the enclosed user registration card/license agreement acknowledgement before using the software.

Exhibit E

Accounts Payable

Foresight agrees to assume the accounts payable liability in the amount of Fifty Thousand Dollars ($50,000) and any interest and penalties as payable in full to Interface Electronic Corporation.